Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT, effective as of the ______ day of _______, 2022 (this “Agreement”), is by and between MAYVILLE ENGINEERING COMPANY, INC. a Wisconsin corporation (the “Company”), and JAGADEESH A. REDDY (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has agreed to serve as the Company’s President and Chief Executive Officer.

WHEREAS, the Company desires to provide Executive certain assurances regarding severance pay in the event of termination of employment under certain circumstances as described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Not an Employment Agreement.  This Agreement is not an employment agreement and shall not change the employment relationship between the Company and the Executive. Except as expressly provided herein, this Agreement shall not amend or alter the terms of, or limit the benefits to the Executive under, any existing or future employment, transition, change of control or other agreement between Executive and the Company. This Agreement shall not be amended by any such future agreement unless such future agreement specifically provides that the terms of this Agreement shall be amended. Anything in this Agreement to the contrary notwithstanding and subject to any existing or future employment or other agreement between the Company and the Executive, (a) the Executive may terminate the Executive’s employment with the Company at any time and for any reason and (b) the Company may terminate the Executive’s employment with the Company at any time and for any reason.

2.Severance.

(a)Termination Without Cause or for Good Reason.  If the Executive’s employment or service with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then:

(i)The Company shall, subject to the provisions of Section 2(a)(ii), pay to the Executive as severance in a single sum on the forty-fifth (45th) day following such termination of employment or service an amount equal to 1.0 times the sum of (A) the Executive’s annual base salary as in effect at the time of such termination (without regard to any reduction effectuated in the year prior to such termination, if any) plus (B) Executive’s annual target bonus for the year in which the termination occurs (or, if the Executive’s annual target bonus has not been set for the year in which the termination occurs, then the annual target bonus for the preceding year) (the “Severance Payment”). The Severance Payment shall not affect any obligation the Company may have under applicable law to pay earned but unpaid salary or accrued but unused vacation through the termination date or reimburse validly incurred expenses, or any rights or obligations with respect to awards under the Company’s 2019 Omnibus Incentive Plan (or any successor plan thereto), which shall be governed by the terms provided in the Plan and any such grant made thereunder.

(ii)The Company’s obligation to make the Severance Payment shall be contingent on the Executive signing and not revoking a release of claims in the form attached hereto as Exhibit A (adjusted as necessary to conform to then existing legal requirements in a manner reasonably acceptable to the Company and the Executive) (a “Full Release”) within thirty (30) days following the Executive’s termination of employment or service.

(b)Termination With Cause or For Good Reason.  If the Executive’s employment or service with the Company is terminated by the Company for Cause, by the Executive without Good Reason or under any other circumstance, then the Executive shall not be entitled to any payments or other benefits under this Agreement and shall be entitled only to such benefits as may be accrued and unpaid under any other benefits arrangements of the Company, except that whether the Executive forfeits vested equity compensation benefits will be determined in accordance with the terms of plans and agreements applicable to such equity compensation benefits rather than this Agreement.

(c)Definitions of Cause and Good Reason:  For purposes of this Agreement:

(i)“Cause” means the occurrence of any of the following: (A) the repeated failure or refusal of the Executive to follow the lawful directives of the Company or an affiliate (except due to sickness, injury or disabilities, and further provided that poor performance alone shall not constitute a failure to follow lawful directives ), (B) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Executive, which, in the good faith judgment of the Company, could result in a material injury to the Company or an affiliate including but not limited to the repeated failure to follow the policies and procedures of the Company, or (C) the commission by the Executive of a felony or other crime involving moral turpitude or the commission by the Executive of an act of financial dishonesty against the Company or an affiliate.

(ii)“Good Reason” means any (A) material reduction in the Executive’s base salary or (B) material adverse change, without the Executive’s prior written consent, in the Executive’s title, working conditions or status with the Company; provided that Good Reason shall not be deemed to exist unless (1) the Executive provides written notice to the Company of the existence of the circumstances constituting Good Reason within thirty (30) days after such circumstances first arise and (2) the Company fails to remedy such circumstances within thirty (30) days after receipt of such notice. The Executive’s termination as a result of Good Reason shall automatically occur on the thirty-first (31st) day following the receipt by the Company of the written notice of termination from the Executive, unless the Company has cured the breach during the 30-day cure period. If the Company cures the breach during the 30-day cure period, then the Executive’s notice of Good Reason shall be deemed withdrawn.

3.Code Section 409A.  The Company and the Executive intend the terms of this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Code Section 409A.

4.Miscellaneous.

(a)Withholding.  All payments under this Agreement shall be subject to withholding or deduction by reason of the Federal Insurance Contributions Act, the federal income tax and state or local income tax and similar laws, to the extent such laws apply to such payments.

(b)Severability.  This Agreement is to be governed by and construed according to the laws of the State of Wisconsin. If any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deemed deleted and the remainder of the Agreement shall be valid and enforceable without such provision.

(c)Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by reputable overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) if to the Executive, to the Executive’s home address as it appears on the personnel records of the Company; and (ii) if to the Company, to the Company’s Board of Directors at the Company’s principal executive offices, in each case or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when personally delivered, the date of delivery by overnight courier or on the second business day following the day on which such item was mailed.

(d)Entire Agreement; Term and Amendments.  This Agreement contain the entire understanding between the Company and the Executive with respect to the subject matter hereof, except for any stock option, restricted stock or other award agreement under the Company’s stock and incentive plans. This Agreement shall continue in effect unless earlier terminated by mutual agreement of the parties hereto. This Agreement may be modified only in writing signed by the parties hereto.

(e)Successors.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall (i) inure to the benefit of and be enforceable by the Executive’s legal representatives, and (ii) inure to the benefit of and be binding upon the Company and its successors.

(f)Dispute Resolution.  All controversies between the Executive and the Company arising under this Agreement shall be determined by arbitration. Any arbitration under this Section 5(f) shall be conducted in the State of Wisconsin, before the American Arbitration Association, and in accordance with the rules of such organization. The arbitration award may allocate attorneys’ fees and expenses attributable to the arbitration as determined by the arbitrator. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered into any court, state or federal, having jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

MAYVILLE ENGINEERING COMPANY, INC.

By:
Name:
Title:

Attest:
Name:
Title:

EXECUTIVE

Jagadeesh A. Reddy

EXHIBIT A

RELEASE

1.In exchange for the promises and payments provided for in the Severance Agreement (the “Agreement”) effective as _______ ___, 20__ between Mayville Engineering Company, Inc., a Wisconsin corporation (the “Company”), and [EXECUTIVE] (the “Executive”), the Executive hereby releases and forever discharges the Released Parties (defined below) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the date the Executive executes this Release, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with the Executive’s employment or termination of employment with the Company. “Released Parties” includes the Company, its parent companies, subsidiaries, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind. The Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties except as provided in the Agreement. This release specifically includes, but is not limited to, a release of any and all claims pursuant to state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; state and federal family and/or medical leave acts; state and federal wage payment laws to the extent such claims can legally be waived; and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy. This release does not include a waiver of any claim that cannot legally be waived. This Release does not apply to (a) any claims or rights the Executive may have with respect to unpaid salary and accrued but unused vacation through the date of the Executive’s separation, (b) any claims or rights the Executive may have for unreimbursed business expenses incurred prior to the date of the Executive’s separation, (c) any claims or rights the Executive may have with respect to vested benefits under any employee benefit plans or with respect to severance or other benefits to be provided in the future under the Agreement, (d) any claims or rights the Executive may have for indemnification with respect to any claims, losses, damages, liabilities, actions or expenses (including attorneys’ fees) asserted against or incurred by the Executive as a result of the Executive’s service as an employee, officer or director of the Company, (e) any claims or rights the Executive may have with respect to shares of common stock of the Company owned outright as a stockholder, (f) claims that may arise after the date the Executive signs this Release or (g) any claim that may not be released under applicable law.

2.The Executive states that the Executive has not filed or joined in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, and the Executive promises never to file, pursue, participate in, or join in any lawsuits or proceedings asserting any claims that are released in this Release. However, nothing in this Release prevents the Executive from (a) challenging the enforceability of this Release under the ADEA; or (b) filing a charge with the EEOC or otherwise cooperating with the EEOC; however, this Release does prohibit the Executive from obtaining any personal or monetary relief from the Released Parties based upon such cooperation or charge, whether filed by the Executive or anyone else on behalf of the Executive.

3.The Executive agrees and understands that this Release does not supersede or affect any confidentiality or noncompete agreements or obligations to which the Executive was subject while employed by the Company or reduce the Executive’s obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

4.The Executive hereby acknowledges that the benefits provided in the Agreement are greater than those to which the Executive is entitled by any contract, employment policy, or otherwise. The Executive has up to twenty-one (21) days to consider whether to accept this Release and the Executive enters into it voluntarily. The Executive may revoke this Release, in writing, within seven (7) days after signing it, and this Release will not become enforceable or effective until the revocation period has expired. The Company advises the Executive to consult with an attorney prior to signing this Release.

5.Neither the Company’s signing of this Release nor any actions taken by the Company toward compliance with the terms of this Release or the Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Executive or that it has violated any state or federal law.

6.If any portion of this Release is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. The Executive enters into this Release knowingly and voluntarily and without any coercion.

AGREED TO AND ACCEPTED BY:

EXECUTIVE

Date: